Exhibit 10.32

                    The Reader's Digest Association, Inc.
                Executive Financial Counseling Program Summary

Under the Executive Financial Counseling Program, Reader's Digest pays for financial planning and counseling services for participants (including executive officers), including review, analysis and counseling with respect to financial position, employee benefits, income tax planning, capital and estate planning, and insurance and retirement planning. Eligible services are provided by a recognized, national financial counseling firm determined by Reader's Digest. Eligible services may range from a maximum of $5,650 to $16,950 (or such other amounts as may be determined by Reader's Digest's Compensation and Nominating Committee), depending on the participant's position and level of responsibility.